Chalk Digital, Inc Real Time Bidding Platform Agreement

This Agreement (the "**Agreement**"), is made between Chalk Digital, Inc., a Delaware corporation, ("**Chalk Digital**") and EngageBDR, a California company ("**Buyer**"), and consists of this attached Terms and Conditions, and is effective as of the date set forth on the signature below (the "**Effective Date**").

Background

Chalk Digital owns and operates a real-time bidding platform that enables media buyers to bid in real-time, for the purchase of display advertising on mobile applications, mobile websites and other media made available by online publishers that Chalk Digital has a relationship with.

Buyer wishers to use the Chalk Digital real-time bidding platform to place display advertisements ("**Advertisements**") on ad inventory, that buyer wish to purchase on the terms and conditions set forth below.

	Chalk Digital	**Buyer**
Designated Contact	Chandra Kholia	Andy Dhanik
Title	CTO	VP Demand
Company URL	www.chalkdigital.com	www.engagebdr.com
Address	7310 Miramar Rd #410 San Diego, CA 94126	9220 Sunset Blvd, Suite 100 West Hollywood, CA 90069
Country	USA	USA
Email	chandra@chalkdigital.com	andy@engagebdr.com
Phone	+1 (650) 394-5122	+1 (310) 954-0751 x 727
Business Contact	Chandra Kholia	Liza Samuels
Title	CTO	Senior Publisher Development Manager
Email	Chandra@chalkdigital.com	liza@engagebdr.com
Phone	+1 (650) 394-5122	+1 (516) 429-4192

By signing below, the parties have agreed to the terms of this Agreement as of the Effective Date:

EngageBDR, Inc. Signature: Andy Dhanik	Print Name, Title: Andy Dhanik VP Demand	Date: Jan 16 2019
Chalk Digital, Inc. Signature: Chandra Kholia	Print Name, Title: Chandra Kholia CTO	Date: Jan 16 2019

Agreement

The Parties agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

1.1 "**Chalk Digital's RTB Platform**" means the Chalk Digital owned Supply Side Platform, henceforth known as "CDMP"

1.2 "**Ad Request**" means a call to Buyer's server for the display of a single advertisements, initiated or passed through the CDMP to Buyer, in order to initiate the display of an Advertisement on a property.

1.3 "**Advertisement(s)**" or "**Ads**" means the advertisement(s) provided by Buyer for display on the Publisher Properties.

1.4 "**Advertiser(s)**" means the provider(s) of Advertisements to Buyer.

1.5 "**Bid Request**" means the notification of the availability of an Impression for sale through the CDMP, containing information describing the features of the Impression (including the specific destination to which the Impression is to be served) and conditions that will be imposed on a Buyer Bid.

1.6 "**Buyer Bid**" means the price offered by Client for the purchase of a single Impression in response to a Bid Request.

1.7 "**Editorial Guidelines**" means the editorial guidelines for Advertisements, attached hereto as Exhibit A.

1.8 "**End User**" means a natural person who views an Impression and / or who is the subject of a Bid Request for the delivery of an Impression.

1.9 "**Impression**" means a single instance of an Advertisement being displayed on a Property to an End User.

1.10"**CDMP**" means, collectively, the ad serving technology provided by Chalk Digital's real-time bidding platform hereunder, which provides mechanisms for the purchase and display of Advertisements on Properties, which mechanisms include, among others, the RTB Platform.

1.11"**Property**" means a mobile application or mobile website or desktop site on which an Advertisement may be displayed.

1.12"**Bad Ads**" are ads that don't follow Chalk Digital ad policy. Please see Exhibit B.

1.13"**Publisher**" means the owner or operator of a Property.

1.14"**RTB Platform**" means CDMP's real-time inventory access API, service and technology, which enables an auction mechanism for the purchase and display of Impressions.

2. ACCESS AND USE OF THE PLATFORM. Subject to compliance with the terms and conditions of this Agreement, Chalk Digital, Inc. hereby grants to Buyer a non-exclusive, non-transferable (except as set forth in Section 9.2) right to access and use the CDMP solely for the purposes contemplated by this Agreement, including integrating Buyer's systems with the CDMP, bidding on and purchasing Ad Inventory for the display of Ads, setting up parameters in connection therewith, and accessing reporting data. Buyer's use of the CDMP will be in accordance with the API specification (***"Integration Specification"***) and other guidelines applicable to media buyers as provided by Chalk Digital, Inc. The Buyer shall not and shall not attempt to: (a) resell, license, lease, time-share, distribute or otherwise transfer to any third party its right to access and use the CDMP Platform, (b) reverse engineer, decompile or dissemble the CDMP, (c) modify, copy or create derivative works of the RTB Platform (or any part thereof), or (d) access or use the CDMP for the purpose of building a competitive product or service or copying its features or user interface or authorize or permit a direct competitor to do so. Buyer agrees that it is responsible for any acts or omissions of its agents, permitted subcontractors, or agency or

advertising buyers that may access or use any the CDMP or RTB Guidelines, and Buyer will ensure that such agents and permitted subcontractors comply with the terms of this Agreement.

3. OBLIGATIONS OF THE PARTIES.

3.1 **Integration.** Buyer will use commercially reasonably efforts to integrate its own systems with the CDMP. Chalk Digital will provide technical documentation and reasonable support and cooperation to Buyer throughout the integration process.

3.2 **Keys.** Buyer may be assigned one or more unique keys in order to complete the integration process and to access the reporting for CDMP. Buyer will be responsible for maintaining the confidentiality of its keys, and agrees to promptly notify Chalk Digital if it suspects any unauthorized use of or access to such keys.

3.3 **Bids.** Chalk Digital, at its sole discretion, may choose whether to send bid requests to Buyer. Chalk Digital may reject or refuse to run any Ad at any time if it determines that such Ad does not comply with Chalk Digital's ad quality standards or would otherwise be inappropriate or damaging to its publishers.

3.4 **Ad Standards.** Buyer will use commercially reasonable efforts to ensure that the Ads do not contain or link to any content that: (a) violates any applicable law, rule, or regulation, (b) promotes violence, the use of firearms, or unlawful subject matter or activities (e.g. discrimination of protected classes, hate crimes, P2P sites, or copyright protection circumvention sites, etc.), (c) violates any intellectual property right or other proprietary or privacy right of any third party, or (d) is defamatory, libelous, deceptive, pornographic, or sexually explicit (all such content described in subsections (a)–(d) collectively referred to as the "**Ad Quality Standards**").

3.5 **Reporting.** Chalk Digital agrees to provide Buyer with daily impression and cost reporting, in order to assist with monitoring discrepancies.

4. PAYMENT.

4.1 **Payment Terms.** Chalk Digital will invoice Buyer on a monthly basis for all impressions purchased by Buyer in the prior month. The price invoiced for each impression will be based on the auction closing price for such impression recorded and reported in the CDMP. Impression/Click delivered will be reported solely based on records maintained by Chalk Digital and will be used for billing purposes. Buyer will pay Chalk Digital amounts invoiced within thirty (30) days from the end of the month in which impressions were purchased. The parties acknowledge that Buyer's obligation to pay amounts invoiced hereunder shall not be dependent on Buyer's receipt of funds from the applicable advertiser. Chalk Digital shall have the right (but not the obligation) to seek payment of past due amounts directly from the applicable advertiser without reducing or limiting Buyer's payment obligation in any way (unless and until such payment is actually received by Chalk Digital). Buyer acknowledges that Chalk Digital may charge buyer a fee that may include a markup on and of the media purchased as an RTB access fee and any such fee is separate from any seller fee Chalk Digital may charge its publishers. If Buyer fails to pay fees invoiced by Chalk Digital by the payment due date, Chalk Digital will have the right to suspend Buyer's access to and use of the CDMP. Buyer will pay any attorneys' fees and/or collection costs incurred by Chalk Digital in collecting any amounts that are more than thirty (30) days past due under this agreement. Unless otherwise agreed by the parties in advance in writing, all fees hereunder will be made in U.S. dollars and paid by check or wire transfer to an account to be designated by Chalk Digital.

4.2 **Discrepant Measurement.** Any discrepancy between Engage's reports of Impressions and Company's reports of Impressions in excess of ten-percent (10%) will be resolved by the parties amicably and through good faith by comparing tracking logs to identify the source of discrepancy. In the event the parties are unable to identify the source of discrepancy within thirty (30) days of commencing good-faith dispute resolution, then payment will be based on the lower of the Reported Numbers.

4.3 **Taxes.** Buyer shall be responsible for all sales, use and excise taxes, and any other similar taxes, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by Advertiser hereunder; any such taxes, duties and charges currently assessed or which may be assessed in the future, that are applicable to the services provided under this Agreement are for Advertiser's account, and Chalk hereby agrees to pay such taxes.

4.4 **Audit.** During the term of this agreement and for one year thereafter, Advertiser may at its discretion and cost, but no more than once every twelve (12) months audit Chalk Digital's records relating to fees due to Chalk Digital hereunder by providing ten (10) business days advance notice to Chalk Digital. Any examination or audit of Chalk Digital campaign books and records shall take place during regular business hours at Chalk Digital's corporate headquarters. If the results of any such audit show an underpayment or overpayment, Buyer shall promptly pay any underpayment and Chalk Digital shall deduct any overpayment from any future amount owed to Buyer, or refund such amount, if the agreement has been terminated at the time of the audit.

4.5 **Fraudulent Activity.** Each party agrees that it will not, and will not authorize or encourage any third party to, directly or indirectly fraud activity, click-through, conversions, and/or other actions with respect to an Ad through any automated, deceptive, fraudulent, or otherwise invalid means, including through repeated manual clicks, the use of "robots," or other automated tools. Buyer acknowledges and agrees that Buyer will have no right to withhold or dispute payment of any amounts invoiced on the basis that impressions were generated by Invalid Means unless substantiation from an MRC accredited fraud detection and verification vendor is provided detailing instances of fraudulent activity. Once so agreed, if there are any fraudulent activity Buyer will: (i) notify Chalk Digital of such Payable Actions and the invoiced amounts corresponding thereto no later than thirty (30) days following receipt of the applicable invoice, and (ii) provide Chalk Digital with reasonable evidence demonstrating that such impressions were generated by Invalid Means.

5. PROPRIETARY RIGHTS AND INFORMATION.

5.1 **Marks.** Buyer hereby grants to Chalk Digital a non-exclusive, non-transferable license (without the right to sublicense) to use, reproduce and display Buyer's name, logo, service marks, trademarks and related brand features ("**Marks**") solely in connection with Chalk Digital's performance of its obligations hereunder, for example in the CDMP user interface. Chalk Digital's use of Buyer's Marks will be in compliance with any written usage guidelines provided to Chalk Digital by Buyer. All uses of Buyer's Marks will inure solely to the benefit of Buyer, and Chalk Digital's rights in and to Buyer's Marks are limited solely to those rights granted herein.

5.2 **Ownership.** As between the parties, Chalk Digital shall own and retain all right, title and interest in and to the CDMP, RTB Guidelines and Chalk Digital's Confidential Information, together with all intellectual property rights therein and thereto. As between the parties, Buyer shall own and retain all right, title and interest in and to the Ads, Buyer's Marks and Buyer's Confidential Information, together with all intellectual property rights therein and thereto. Buyer may, in its sole discretion, provide Chalk Digital with suggestions or other feedback regarding the CDMP, which Chalk Digital may freely use to improve or enhance the CDMP, without payment of any royalty or any duty to account to Buyer.

5.3 **Confidentiality.**

(a) As used herein, "**Confidential Information**" means all confidential and proprietary information of a party ("**Disclosing Party**") disclosed to the other party ("**Receiving Party**"), whether orally or in writing, that is designated or identified as confidential or that

reasonably should be understood to be confidential given the nature of the information and the circumstances surrounding the disclosure, including, but not limited to, the terms and conditions of this Agreement (including pricing), business and marketing plans, technology and technical information, product designs, trade secrets and business processes. For the avoidance of doubt, the Integration Specification shall be deemed Confidential Information of Chalk Digital. Confidential Information shall not include any information that: (i) is or becomes generally known to the public without breach of any obligation owed to Disclosing Party; (ii) was known to Receiving Party prior to its disclosure by Disclosing Party without restriction on use or disclosure; (iii) was independently developed by Receiving Party without breach of any obligation owed to Disclosing Party; or (iv) is rightfully received from a third party without restriction on use or disclosure.

(b) Receiving Party shall not use Confidential Information of Disclosing Party for any purpose other than to perform its obligations or exercise its rights under this Agreement. In addition, Receiving Party shall not disclose Confidential Information of Disclosing Party to any third party, except with Disclosing Party's prior written consent or as otherwise required by law or legal process. Notwithstanding the foregoing, each party may disclose the Confidential Information of the other party to its employees, consultants or other agents who have a bona fide need to know such Confidential Information; provided, that each such employee, consultant or agent is bound by confidentiality obligations at least as protective as those set forth herein. Receiving Party shall protect the confidentiality of Disclosing Party's Confidential Information in the same manner that it protects the confidentiality of its own confidential information of like kind (but in no event using less than reasonable care). Receiving Party shall promptly notify Disclosing Party if it becomes aware of any actual or reasonably suspected breach of confidentiality of Disclosing Party's Confidential Information.

(c) If Receiving Party is compelled by law or legal process to disclose Confidential Information of Disclosing Party, it shall provide Disclosing Party with prompt prior notice of such compelled disclosure (to the extent legally permitted) and reasonable assistance, at Disclosing Party's expense, if Disclosing Party wishes to contest the disclosure. If Receiving Party discloses (or threatens to disclose) any Confidential Information of Disclosing Party in breach of this Section 5.3, Disclosing Party shall have the right, in addition to any other remedies available to it, to seek injunctive relief to enjoin such acts, it being acknowledged by the parties that any other available remedies may be inadequate.

(d) Upon any termination of this Agreement, Receiving Party shall continue to maintain the confidentiality of the Disclosing Party's Confidential Information for five (5) years and, upon request, return to the Disclosing Party or destroy (at the Disclosing Party's election) all materials containing such Confidential Information.

5.4 **Use Of Data.**

(a) **Definitions.**

"**Bid Request Data**" means any information passed to Buyer via the CDMP prior to the purchase of a particular impression or unit of Ad Inventory (i.e. prior to the loading of Buyer's ad tag), including both audience related (e.g. gender) information, non-audience-related information (e.g. contextual, channel), and user specific information including any device identifier or enabled geo-location data.

"**Buyer Data**" means: (i) all data Buyer submits to Chalk Digital, Inc. in a bid for a particular unit of Ad Inventory, and (ii) all data Buyer collects following the purchase of a particular impression or unit of Ad inventory (i.e. post bid-win) using its own technology independently of Chalk Digital, Inc. and the CDMP and independent of any Syncing Method with Chalk Digital, Inc. or Chalk Digital's publishers or agents excluding Bid Request Data.

"**Site Data**" means data obtained by Buyer in connection with this Agreement that identifies or allows identification of a publisher, its URL, services, products, brand, content, context, or users.

(b) **Rights.** As between the parties, Buyer owns all right, title and interest in and to the Buyer Data. As between the parties, Chalk Digital owns all data generated, collected or provided by the CDMP, including the Bid Request Data and the Site Data (collectively, the ***"Chalk Digital Data"***).

(c) **Use of Chalk Digital Data by Buyer.** Buyer may not use, sell, or otherwise disclose the Chalk Digital Data, except that Buyer shall have the right to:

(1) Subject in each case to the restrictions set forth in Section 5.4(d) below, Buyer may use and disclose Bid Request Data and Site Data: (i) to perform its obligations under this Agreement, including using Bid Request Data provided or obtained in connection with a particular impression or unit of Ad Inventory made available for sale through the CDMP to determine whether to purchase or bid on a particular impression or unit of Ad Inventory and the amount to be bid (or paid) for such unit of Ad Inventory, (ii) for inventory measurement, forecasting, scoring and ranking purposes, (iii) to disclose aggregate campaign statistics and performance reporting about purchases made through the CDMP to the applicable buyer or advertiser in a manner that does not disclose or individually identify any publisher or its Site Data, (iv) for creating campaign performance analytics and models regarding users interactions with Buyer's Ads, (v) for detection of click fraud or other Payable Actions generated by Invalid Means, and (vi) if and as required by court order, law or governmental or regulatory agency (after, if permitted, giving reasonable notice to Chalk Digital, Inc. and using commercially reasonable efforts to provide Chalk Digital with the opportunity to seek a protective order or the equivalent (at Chalk Digital's expense)).

(d) **Restrictions on User Profiling.** Notwithstanding Section 5.4(c): (i) Buyer will not use Chalk Digital Data obtained in connection with un-purchased Inventory impressions to create or supplement user profiles (e.g. adding targetable interests or proclivities, creating user movement profiles with location data), and (ii) notwithstanding the fact that Buyer Data may include elements of Site Data, Buyer will not use Site Data obtained from purchased Inventory impressions (or data derived from such Site Data) to create or supplement user profiles (e.g. site-specific retargeting, collecting product-interest information from URLs, etc.).

(e) **Permitted Disclosure of Data to Buyer Customers.** For clarity, Buyer may disclose Bid Request Data and Site Data to the applicable buyer or advertiser, provided that such buyer or advertiser is contractually limited in its rights to use and disclose such data in a manner that is at least as restrictive as this Section 5.4.

(f) **Use of Buyer Data by Chalk Digital.** Chalk Digital may not use, sell, or otherwise disclose Buyer Data except that Chalk Digital shall have the right to use and disclose Buyer Data provided to Chalk Digital hereunder at its discretion: (i) to operate CDMP, (ii) to perform its obligations under this Agreement, (iii) for reporting and analytical purposes, (iv) if and as required by court order, law or governmental or regulatory agency (after, if permitted, giving reasonable notice to Buyer and using commercially reasonable efforts to provide Buyer with the opportunity to seek a protective order or the equivalent (at Buyer's expense), and (v) as otherwise permitted with Buyer's prior written consent.

5.5 **<u>Privacy</u>.** Each party agrees to post on its websites (and each party will contractually require its respective media buyers, advertiser, or publishers, as applicable, to post on their respective websites) a privacy policy that: (a) complies with all applicable laws, rules, and regulations, (b) accurately discloses the data collection, use and disclosure practices applicable to such site, and (c) discloses the use of one or more third parties for ad serving activities. Neither party will pass or provide to the other party any personal information that would allow the identification of a particular end user ("**PII**"). To the extent that PII, personal information, or any other data is collected by or on behalf of Buyer or Buyer's advertisers from

end users that click on or otherwise interact with an Ad, Buyer represents and warrants that all appropriate consents and waivers have been or will be obtained from such end-user.

6. TERM AND TERMINATION.

6.1 **<u>Term</u>.** This Agreement shall start on the Effective Date and remain in effect until terminated under this Section (the "Term"). A party may terminate this Agreement for any reason or no reason upon fourteen (14) days prior written notice to the other party of intent to terminate.

6.2 **<u>Termination</u>.** Chalk Digital may suspend Buyer's access to and use of the CDMP, if Chalk Digital determines, in its sole reasonable discretion that Buyer's continued use of the CDMP is likely to damage or cause imminent harm to the CDMP, Chalk Digital, its publishers, or other Buyers. Chalk Digital will use commercially reasonable efforts to provide Buyer with notice prior to a suspension, but in any event will notify Buyer as soon as practicable thereafter. If the event-giving rise to the suspension is not cured within five (15) days, Chalk Digital will have the right to terminate this Agreement upon written notice. Either party may terminate this Agreement if the other party fails to cure any breach of a material obligation under this Agreement within thirty (30) days after receipt of written notice describing the breach in reasonable detail.

6.3 **<u>Effect of Termination</u>.** Upon expiration or termination of this Agreement for any reason: (a) all licenses granted herein shall immediately terminate, (b) Buyer will cease all use of the CDMP, (c) each party will return, or at the disclosing party's written request destroy, all Confidential Information and other materials of the other party in its possession. All payment obligations accrued but unpaid as of the effective date of termination will survive. Termination of this Agreement by any party will not act as a waiver of any breach of this Agreement and will not act as a release of liability under this Agreement. Once this agreement is terminated all dues becomes payable immediately.

7. REPRESENTATIONS AND WARRANTIES; DISCLAIMER.

7.1 **<u>Mutual Representations and Warranties</u>.** Each party represents and warrants to the other that: (a) such party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder, (b) the execution of this Agreement by such party, and the performance by such party of its obligations and duties hereunder, do not and will not violate any agreement to which such party is bound, and (c) such party will comply with all applicable laws, rules and regulations in performing its respective obligations and exercising its rights hereunder, including consumer protection laws and privacy laws.

7.2 **<u>Additional Buyer Warranties</u>.** Buyer further represents and warrants that it will not directly or indirectly deliver any viruses, worms, time bombs, Trojan horses or other harmful or malicious code, files, scripts or agents into the CDMP (or onto any Ad Inventory made available through the Chalk Digital Platform).

7.3 **<u>Additional Chalk Digital Warranties</u>.** Chalk Digital further represents and warrants that it has all rights and permissions necessary to sell the Ad Inventory made available to Buyer for purchase via the CDMP.

7.4 **<u>Warranties Regarding Kid's Sites</u>.**

(a) Chalk Digital, Inc. requires that media sellers making Ad Inventory available through CDMP identify whether any of their media: (1) is directed to users under 13 years of age; or (2) collects information from users actually known to be under 13 year of age (in each case, a "**Kid's Site**"). Chalk Digital then utilizes flags within CDMP to identify any such media as a Kid's Site.

(b) Buyer represents and warrants that with respect to any media that Chalk Digital flags as a Kid's Site, Buyer will not use or allow use of the CDMP in connection with any activity that may violate the Children's Online Privacy Protection Act ("**COPPA**"), including, without limitation: (1) placing behaviorally targeted ads; (2) creating profiles of users or visitors of Kid's Sites; or (3) collecting personal information (as defined by COPPA) from users or visitors of Kid's Sites. Subject to the foregoing restrictions, Buyer is permitted to place contextual ads on Kid's Sites.

(c) Chalk Digital will not be responsible or liable for any failure by a media seller to properly categorize whether or not any particular media is a Kid's Site.

7.5 **Disclaimer.** EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED HEREIN, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF ACCESS, MERCHANTABILITY, NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE ABOVE, CHALK DIGITAL MAKES NO REPRESENTATION OR WARRANTY AS TO THE BENEFIT THAT BUYER WILL OBTAIN FROM ITS USE OF THE CDMP, AND CHALK DIGITAL DOES NOT REPRESENT OR WARRANT THAT THE CDMP WILL BE ALWAYS AVAILABLE OR ERROR-FREE.

8. INDEMNIFICATION.

8.1 **Buyer Obligation.** Buyer shall indemnify, defend and hold harmless, Chalk Digital, its agents, officers, directors and employees from and against any claims, demands, suits or proceedings ("**Claims**") brought against Chalk Digital by a third party arising from: (a) Buyer's use of the CDMP in violation of this Agreement, (b) an allegation that Buyer's Marks, when used in accordance with the terms of this Agreement, infringe any intellectual property right of any third party, (c) an allegation that an Ad infringes or violates the rights of any third party, is defamatory, libelous, obscene, deceptive, or violates any applicable law, or (d) a breach by Buyer of Section 5 (Proprietary Rights and Information) or inaccuracy of any Buyer representation or warranty contained herein. Buyer shall pay Chalk Digital any damages finally awarded against Chalk Digital, settlements agreed to in accordance with Section 8.3, and reasonable costs and expenses (including reasonable attorneys' fees) directly attributable to such Claim.

8.2 **Chalk Digital Obligation.** Chalk Digital shall indemnify, defend and hold harmless, Buyer, its agents, officers, directors and employees from and against any Claims brought against Buyer by a third party arising from: (a) a claim that the CDMP, when used in accordance with the terms of this Agreement, infringes any intellectual property right of any third party, or (b) a breach by Chalk Digital of Section 5 (Proprietary Rights and Information) or any inaccuracy of any Chalk Digital representation or warranty contained herein. Chalk Digital shall pay Buyer any damages finally awarded against Buyer, settlements agreed to in accordance with Section 8.3, and reasonable costs and expenses (including reasonable attorneys' fees) directly attributable to such Claim.

8.3 **Infringement.** In the event a Claim under Section 8.2(a) is made or in Chalk Digital's reasonable opinion is likely to be made, Chalk Digital may, at its sole option and expense: (i) procure for Buyer the right to continue using the CDMP; or (ii) replace or modify the CDMP be non-infringing without material decrease in functionality. If the foregoing options are not reasonably practicable, Chalk Digital may terminate this Agreement. This Section 8, including Section 8.2, represents Chalk Digital's entire obligation and Buyer's exclusive remedy regarding any third party intellectual property claims.

8.4 **Procedure.** The indemnification obligations above are contingent on the indemnified party: (a) promptly notifying the indemnifying party of any Claim (provided that the indemnified party's failure to provide such prompt notice will not release indemnifying party from

its indemnification obligations except to the extent indemnifying party is materially prejudiced thereby), (b) providing the indemnifying party with any reasonable information and assistance needed to defend or settle the Claim (provided the indemnifying party bears any out of pocket expenses incurred by indemnified party in providing such assistance or information), and (c) allowing the indemnifying party the right to have sole control of the investigation, defense and settlement of the Claim (provided that indemnifying party will not enter into any settlement of a Claim that: (i) imposes a monetary obligation on indemnified party that is not covered by the indemnification, (ii) imposes a material, non-monetary obligation on indemnified party, (iii) does not include an unconditional release of indemnified party, or (iv) admits liability on the part of the indemnified party without indemnified party's prior written consent (which will not be unreasonably withheld or delayed). The indemnified party shall have the option, at its expense, to participate in the defense or settlement of the Claim with counsel of its own choosing.

9. LIMITATION OF LIABILITY.

9.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR SPECIAL, PUNITIVE, INCIDENTAL, CONSEQUENTIAL OR OTHER INDIRECT DAMAGES, HOWEVER CAUSED AND WHETHER IN CONTRACT, TORT OR UNDER ANY THEORY OF LIABILITY, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCLUDING PAYMENT OBLIGATIONS, IN NO EVENT SHALL EITHER PARTY'S AGGREGATE LIABILITY TO THE OTHER ARISING OUT OF THIS AGREEMENT EXCEED THE LESSER OF: (A) $250,000, OR (B) AMOUNTS PAYABLE TO CHALK DIGITAL IN THE THREE (3) MONTH PERIOD PRECEDING THE INCIDENT GIVING RISE TO THE CLAIM. THE ABOVE LIMITATIONS SHALL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

9.2 THE LIMITATIONS ON LIABILITY SET FORTH IN SECTION 9.1 SHALL NOT APPLY TO: (A) A BREACH OF SECTION 5.3 (CONFIDENTIALITY), (B) A CLAIM FOR INDEMNIFICATION UNDER SECTION 8, OR (C) THE GROSS NEGLIGENCE; WILLFUL OR INTENTIONAL MISCONDUCT; DISHONESTY; OR FRAUDULENT, CRIMINAL OR MALICIOUS CONDUCT OF THE PARTY SEEKING TO LIMIT ITS DAMAGES.

10. MISCELLANEOUS.

10.1 **Press Release.** During the Term of the Agreement, Chalk Digital may use Buyer's name and logo on its web site and in other promotional materials such as customer, vendor lists, or marketing and/or financial materials. In addition, the parties will from time to time consider and discuss, in good faith, joint marketing efforts such as joint press releases, case studies, panel discussions and the like. Neither party will issue any press releases regarding this Agreement (except as may be required by applicable law or regulation) without the other party's prior written consent.

10.2 **Assignment.** Neither party may assign any of its rights or obligations hereunder, whether by operation of law or otherwise, without the prior written consent of the other (not to be unreasonably withheld). Notwithstanding the foregoing, either party may assign this Agreement in its entirety to a successor in interest in connection with a merger, reorganization or sale of all or substantially all assets or equity not involving a direct competitor of the other party. Any attempted assignment in breach of this Section 10.2 shall be void. This Agreement shall bind and inure to the benefit of the parties, their respective successors and permitted assigns.

10.3 **Governing Law.** This Agreement will be governed and interpreted in accordance with the laws of the State of California without reference to conflicts of laws principles. Jurisdiction and venue for all disputes hereunder shall be in San Diego County, and the parties hereby expressly agree to such jurisdiction and venue. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

10.4 **Non-Exclusive Relationship.** Each party acknowledges that the arrangements and agreements contemplated hereby are non-exclusive and nothing herein shall be deemed to

restrict or limit a party's ability to engage in similar relationships, agreements or arrangements with any other party.

10.5 **Independent Relationship of the Parties.** The relationship between Buyer and Chalk Digital (and its personnel or agents) in connection with this Agreement is at all times that of an independent contractor and Chalk Digital is not an employee, partner, agent, trustee or joint venturer of, for, or with Buyer. Chalk Digital shall not owe any fiduciary or, except to the extent otherwise provided herein, other duties to Buyer.

10.6 **Interpretations.** Headings and captions are for convenience only and are not to be used in the interpretation of the Agreement. Ambiguities, inconsistencies or conflicts in this Agreement will not be strictly construed against either party but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the parties' intentions at the time this Agreement is entered into and common practice in the industry. The term "including" means "including without limitation."

10.7 **Force Majeure.** Neither party will be liable for any delay or failure to perform hereunder due to circumstances beyond such party's reasonable control including acts of God, acts of government, flood, fire, earthquakes, civil unrest, acts of terror, strikes or other labor problems (not involving such party's employees) or disruptions involving power or infrastructure systems not within such party's possession or reasonable control.

10.8 **General.** This Agreement, together with any Exhibits (which are hereby incorporated by this reference), constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and communications, oral or written, between the parties related to such subject matter. This Agreement may not be modified without the prior written consent of both parties. No failure of either party to enforce any of its rights under this Agreement will act as a waiver of such rights. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement, and the balance of the Agreement shall be enforceable in accordance with its terms. All notices under this Agreement will be in writing and will be delivered by personal service, confirmed fax, confirmed e-mail, express courier, or certified mail, return receipt requested, to the address set forth in the first page of this agreement, if to Chalk Digital to the attention of the CEO, and if to Buyer, to the person executing this Agreement on such party's behalf, or at such different address as may be designated by such party by written notice to the other party from time to time. Notice will be effective on receipt. This Agreement does not create any right or cause of action for any third party. Buyer will not use the CDMP to conduct, promote or facilitate business or target users in countries subject to U.S. embargo or trade sanctions. This Agreement may be executed: (i) in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument; and (ii) by facsimile (or PDF) and such facsimile (or PDF) execution will have the same force and effect as an original document with original signatures.

Exhibit - A

Editorial Guidelines

We want to deliver ads that can engage the user and are not annoying or difficult to interact with, so we've developed editorial requirements to help keep the ads appealing to users.

In order to provide a quality user experience, we require that all ads and destinations meet high professional and editorial standards. We only allow ads that are clear, professional in appearance, and that lead users to content that is relevant, useful, and easy to interact with.

We want users to have a good experience when they click on an ad, so ad destinations must be functional, useful, and easy to navigate.

All ads need to follow the size and ad format standards.

Exhibit - B

Bad Ads

Bad ads are the ads that can't be published on Chalk Digital ad platform. Chalk Digital prohibits following type of ads

a. The ads that represent counterfeit goods
b. Ads for dangerous products or services
c. Ads for inappropriate content
d. Ads that misrepresent information
e. Ads that has Adult Content
f. Alcohol related ads
g. Ads that violate local government policies

eversign

Audit Trail

Document Details

Title	Chalk Digital RTB Agreement
File Name	ChalkDigital_RTB_Platform_Agreement_EngageBDR_Final.docx
Document ID	daef5f6f78764dbca52d264e621e3405
Fingerprint	3d5d5b3bd39b6a079a8412c0f8cf4ce7
Status	Completed

Document History

Document Created	Document Created Fingerprint: 3d5d5b3bd39b6a079a8412c0f8cf4ce7	Jan 16 2019 07:58PM UTC
Document Sent	Document Sent to Andy Dhanik (andy@engagebdr.com)	Jan 16 2019 07:58PM UTC
Document Viewed	Document Viewed by Andy Dhanik (andy@engagebdr.com) IP: 76.81.26.186	Jan 16 2019 09:06PM UTC
Document Signed	Document Signed by Andy Dhanik (andy@engagebdr.com) IP: 76.81.26.186	Jan 16 2019 09:09PM UTC
Document Sent	Document Sent to Chandra Kholia (chandra@chalkdigital.com)	Jan 16 2019 09:09PM UTC
Document Viewed	Document Viewed by Chandra Kholia (chandra@chalkdigital.com) IP: 50.250.241.113	Jan 16 2019 09:26PM UTC
Document Signed	Document Signed by Chandra Kholia (chandra@chalkdigital.com) IP: 50.250.241.113	Jan 16 2019 09:27PM UTC
Document Completed	This document has been completed. Fingerprint: 7a35eae4d3dfc99090f37b6e619835c7	Jan 16 2019 09:27PM UTC